UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Symmetry Medical Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 3, 2007

To our stockholders:

You are cordially invited to attend the Annual Meeting of Symmetry Medical Inc. The information for the meeting is as follows:

TIME	9:00 a.m. EDT
May 3, 2007
PLACE	Sheraton Lansing Hotel
925 South Creyts Road
Lansing, MI 48917
Phone: (517) 323-7100; Fax: (517) 323-2180
ITEMS OF BUSINESS	(1) To elect one Class II Director for a three-year term.
(2) To approve Ernst & Young, LLP as our independent auditors for the fiscal year ending December 30, 2006.
(3) To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.
RECORD DATE	You may vote if you were a stockholder of record on March 19, 2007.
2006 ANNUAL REPORT	Our 2006 Annual Report to Stockholders, which is not a part of this proxy soliciting material, is enclosed.
PROXY VOTING	You will be able to vote two ways:
(1) Mark, sign, date and return your proxy card in the enclosed envelope.
(2) Vote in person at the meeting.
You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ Brian S. Moore
President & Chief Executive Officer

March 20, 2007

SYMMETRY MEDICAL INC.
220 West Market Street
Warsaw, IN 46580
Telephone: (574) 268-2252

2007 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 3, 2007

Voting Information

Purpose.   We are providing you with these proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2007 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We will hold the meeting on May 3, 2007, beginning at 9:00 a.m. EDT, at the Sheraton Lansing Hotel, 925 South Creyts Road, Lansing, MI 48917.

We started mailing this proxy statement and the enclosed proxy card beginning on or about March 30, 2007. We are soliciting proxies from all of our stockholders to give all stockholders an opportunity to vote on matters to be presented at the meeting, even if they do not attend in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the meeting or at any adjournment or postponement of the meeting. This Notice of Annual Meeting and Proxy Statement, the proxy and our 2006 Annual Report to Stockholders are also available on our Web site at www.symmetrymedical.com under the heading “Investors” then “2007 Proxy Online”. However, other than our proxy statement and form of proxy, no other information on our Web site is to be considered a part of our proxy soliciting materials.

Who Can Vote.   You are entitled to notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on March 19, 2007. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the stockholder of record and you are considered the “beneficial” owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under “Voting of Shares.”

Shares Outstanding.   On March 19, 2007, there were 35,276,162 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares.   We realize that most of our stockholders will probably not be able to attend the meeting in person. However, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting, with respect to a particular matter, if on the record date a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to be present and to vote your shares at the Annual Meeting in accordance with your instructions.

For purposes of determining whether a quorum is present, shares voted FOR, AGAINST or ABSTAIN, as well as broker “non-votes” count as shares that are present, although they will not count in determining total votes actually cast on a particular matter. A broker non-vote on a particular proposal occurs if and when a person holding shares for another beneficial owner, such as a broker, custodian, bank, or other holder of record, does not vote on that proposal because that person does not have discretionary voting power to vote on that proposal and has not received instructions on how to vote from the beneficial owner. On certain matters that are “routine” (such as the election of directors and the proposal to ratify the appointment of Ernst & Young, LLP as our independent auditors, assuming that no contest arises with respect to these matters) such brokerage firms have discretionary authority to vote shares for which their customers have not provided voting instructions.

•       You may vote by mail in the traditional manner by marking, signing, dating and returning your enclosed proxy card (if your shares are registered directly in your name) or voting card (if your shares are registered in the name of your broker or bank) in the enclosed envelope.

Voting by mail will not limit your right to vote in person at the meeting if you decide to attend the meeting.

If you are not the record owner and your shares are held in the name of a broker, custodian, bank, or other holder of record, you will need to obtain, and should receive in the ordinary course of business from that broker, bank or other holder of record, a proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

If you properly complete and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope, your “proxy”—that is, the persons named in your proxy card—will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

If you are not the record holder:

•       FOR the election of the director nominee.

•       FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors.

If you are the record holder:

•       FOR the election of the director nominee.

•       FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors.

If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting hereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. At the date this proxy statement was printed, we did not anticipate that any other matters would be raised at the Annual Meeting.

You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

•       Notify our Corporate Secretary in writing before the meeting that you wish to revoke your proxy.

•       Submit another proxy with a later date.

•       Vote in person at the meeting.

Required Vote.   So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to approve the appointment of Ernst & Young, LLP as independent auditors for the year 2007 and to vote on any other matters that may properly come before the Annual Meeting. Director nominees receiving the greatest number of votes will be elected as directors.

Electronic Access to Proxy Materials and Annual Reports.   This proxy statement and the 2006 Annual Report to Stockholders are available on our Web site at www.symmetrymedical.com under the heading “Investors” then “2007 Proxy Online”.

Cost of Preparing, Mailing and Soliciting Proxies.   We will pay all of the costs of preparing, printing and mailing this proxy statement and of soliciting these proxies. We will ask brokers, custodians, banks, or other holders of record, to forward the proxy materials and our 2006 Annual Report to Stockholders to the persons who were our beneficial owners on the record date. We will also reimburse such brokers, custodians, banks and other holders of record for their expenses incurred in sending proxies and proxy materials to our beneficial owners.

In addition, proxies may be solicited on our behalf in person, by telephone or otherwise, by our officers, directors and employees.

Annual Report.   We are including in this mailing a copy of our 2006 Annual Report to Stockholders, including our financial statements for the required period ended December 30, 2006. The Annual Report is not, however, a part of this proxy statement.

Voting Results.   We will publish the voting results on our Web site at www.symmetrymedical.com, at “Investors” then “2007 Proxy Online” following the Annual Meeting, as well as in our Form 10-Q for the second quarter of 2007, which we will file with the Securities and Exchange Commission (“SEC”).

Investor Relations Department.   You may contact our Investor Relations Department in one of four ways:

•       Write to Symmetry Medical Inc., at
220 West Market Street
Warsaw, IN 46580.

•       Fax to Andrew J. Miclot at (574) 267-4551.

•       E-mail to andymi@symmetrymedical.com.

•       Telephone Andrew J. Miclot at (574) 268-2252.

Director Communications.   Stockholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked “Director Communications,” to our corporate offices, 220 West Market Street, Warsaw, Indiana 46580. If addressed to individual directors, the communication will be forwarded, unopened to the Chairperson of the Governance and Nominating Committee for review and appropriate dissemination.

Governance of the Company

Our business, property and affairs are managed by, or are under the direction of our Board of Directors, pursuant to Delaware’s Business Corporation Law and our bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

Pursuant to our bylaws, the Board of Directors on October 26, 2006 decided to reduce the number of director positions from seven to five, which we believe is an appropriate size board at this time given our size and scope. We have three classes of directors and each class is to be as equal as possible in number. One class is to be elected at each Annual Meeting of the Stockholders, at the discretion of the Board. Currently, there are two Class I directorships, one Class II directorship and two Class III directorships. As of the date of this proxy statement, there are no vacancies.

The Board has adopted a set of Corporate Governance Guidelines that address the role, function, make-up and responsibilities of the Board and the various Committees of the Board. You can find a copy of these Corporate Governance Guidelines on our Web site, at www.symmetrymedical.com, or by writing to: Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary at Symmetry Medical Inc., 220 West Market Street, Warsaw, IN 46580 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by the Sarbanes-Oxley Act of 2002 and any rule changes prescribed by the SEC and by NYSE.

Committees and Meetings of the Board of Directors.   During 2006, the Board of Directors had four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. In 2006, the Board of Directors formed a new Finance and Systems Committee which met for the first time in May, 2006. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

The Audit Committee, Governance and Nominating Committee, and the Compensation and Organizational Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the board of directors, has reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and NYSE regarding corporate governance policies and processes and listing standards. In conformity with the requirement of such rules and listing standards, we have adopted our Corporate Governance Guidelines, and we have adopted written charters for the Audit Committee, the Compensation and Organizational Committee, and the Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics (which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer and Controller) and employees). The Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, and the Compensation and Organizational Committee are available on our Web site at www.symmetrymedical.com. Stockholders may request a copy of this information by writing to: Fred L. Hite, Senior Vice President, Chief Financial Officer and Corporate Secretary at Symmetry Medical Inc., 220 West Market Street, Warsaw, IN 46580 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on our Web site in the “Investors” then “Corporate Governance” section, as required by the SEC and the NYSE.

As of the date of this proxy statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current board is independent as that term is defined by the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Act) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162- 27(e)(3). As of the date of this proxy statement, all of our Committees consist solely of independent directors.

Our Board of Directors also regularly makes an affirmative determination that all such “independence” standards have been and continue to be met by the independent directors and members of each of our Committees, including a determination that none of such directors has a material relationship with our Company (either directly or as a partner, stockholder or officer of an entity that has a material relationship with our Company). The Board at least annually makes an affirmative determination of such independence compliance, has done so with respect to the year 2006 and has done so, prospectively. The Board has similarly made an affirmative determination of independence with respect to members of the Audit Committee, under the special Audit Committee independence criteria. Prior to March 8, 2006, Robert S. Morris, James A. Conroy and Manu Bettegowda served on the Board and these individuals did not meet the requirements for independence. Pursuant to NYSE phase-in rules, we had until July 19, 2006 to comply with the Sarbanes-Oxley Act and NYSE rules requiring that a majority of board members be independent. The full Board determined that during the remainder of 2006 all of the non-management Board of Directors met all independence requirements. For 2007 all of the non-management directors will meet all independence criteria, and 80% of our Board will meet the requirements of independence.

The Board of Directors approved a “Related Party Transaction” policy on March 12, 2007. This policy covers all transactions with related parties and requires approval by the Audit Committee.

The Board of Directors held four regularly scheduled meetings during 2006, and all directors attended at least 75% of the meetings of the Board of Directors and of the various Committees on which they served during 2006. Each member of the Board of Directors who served as of April 27, 2006, the date of our last year’s Annual Meeting of Stockholders, attended the stockholder’s meeting.

The members of each Committee, and the chair of each Committee, are appointed annually by the Board.

The Audit Committee.   The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board’s oversight of (1) the integrity of our financial statements, (2) compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in its other filings; to retain and terminate our independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures.

The Committee members are Francis T. Nusspickel, Stephen B. Oresman and James S. Burns. Frank T. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is independent as so defined. The Board has determined that each member meets the financial literacy qualifications of the NYSE listing standards and each is an “Audit Committee financial expert” as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. The Audit Committee held eleven meetings in 2006, four of which were in person.

Compensation and Organizational Committee.   The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executives officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Committee’s principal responsibilities include: (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans, and (6) preparing the Compensation Discussion and Analysis for inclusion in our Proxy Statement.

The members of the Committee are Frank Turner, Francis T. Nusspickel and Stephen B. Oresman. Frank Turner serves as the Chairman of the Committee. Each of the current Compensation and Organizational Committee Members are independent. James A. Conroy also served as a member of the Compensation and Organizational Committee until his departure on March 7, 2006. The Committee met four times during 2006.

Governance and Nominating Committee.   The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee’s responsibilities include: (1) evaluating the composition, size and governance of the Board and its Committees and making recommendations regarding future planning and the appointment of directors to Committees, (2) establishing a policy for considering stockholder nominees for election to the Board of Directors, (3) recommending ways to enhance communications and relations with our stockholders, (4) evaluating and recommending candidates for election to our Board of Directors, (5) overseeing our Board of Directors performance and self-evaluation process and developing continuing education programs for our directors, (6) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes, (7) reviewing and monitoring compliance with our Code of Business Conduct and Ethics and our insider trading policy, and (8) reviewing succession plans of the Chief Executive Officer and President of the Company.

The members of the Committee are Stephen B. Oresman, Frank Turner and James S. Burns. Stephen B. Oresman serves as Chairman of the Committee. Each of the current Governance and Nominating Committee Members are independent. Robert S. Morris and Manu Bettegowda also served as members of the Governance and Nominating Committee until their departure on March 7, 2006. The Committee met four times during 2006.

Finance and Systems Committee.   The Finance and Systems Committee, which began in May, 2006, assists the Board’s oversight of budgetary, finance and information systems matters. The Committee’s responsibilities include (1) reviewing our financial and fiscal affairs, (2) making recommendations to the Board regarding dividend, financing and fiscal policies, (3) reviewing the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures, (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Committee are Stephen B. Oresman, Francis T. Nusspickel and James S. Burns. James S. Burns serves as Chairman of the Committee. Each of the current Finance and Systems Committee Members are independent. This Committee was formed on April 27, 2006. The Committee met two times during 2006.

Executive Sessions

In accordance with the our bylaws and Corporate Governance Charter, Frank Turner, Chairman of the Board and an independent director, will preside over all executive sessions of the non-management directors. Mr. Turner can be contacted as follows:

Frank Turner

Tamarind 46 Main Street

Kings Newton, Derbyshire, DE13 1BX

FTurner@Symmetrymedical.com

Phone: 011-44-7899-061-736

Section 16(a) Beneficial Ownership Reporting Compliance.   Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all SEC filing requirements applicable to our directors and executive officers with respect to 2006 were met.

Stockholder Proposals for 2008.   Any stockholder satisfying the requirements of the SEC’s Rule 14a-8 and wishing to submit a proposal to be included in the Proxy Statement for the 2008 Annual Meeting of Stockholders must submit the proposal in writing to our Corporate Secretary, at 220 W. Market Street Warsaw, IN 46580, on or before December 1, 2007.

In addition, our amended and restated bylaws require that advance written notice be given of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address indicated above not less than 90 days prior to the date of the anniversary of the previous year’s Annual Meeting; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received no later than the later of the close of business 90 days prior to such Annual Meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made.

Annually, the Governance and Nominating Committee reviews the qualification and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board the slate of Directors to be nominated for election at the Annual Meeting of Stockholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our stockholders. The nominations put forth by stockholders will be given the same due considerations along with nominations by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board of Directors. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement Directors, it will seek candidates that are interested in serving, will devote the time and understand the importance of Corporate Governance. It will also seek specific skills and experience that may then be desirable to supplement those on the Board.

Assuming that the 2008 Annual Meeting is not advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2007 Annual Meeting, appropriate notice would need to be provided to the Secretary at the address indicated above no later than January 26, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting.

Our amended and restated bylaws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting. A copy of the full text of our amended and restated bylaws is on file with the SEC.

Information on Directors and Executive Officers

DIRECTORS OF THE REGISTRANT

Set forth below are the name, age, position and a brief account of the business experience of each of our directors as of March 19, 2007.

Name	Age	Position
Director:
Brian S. Moore	61	President, Chief Executive Officer and Director
Francis T. Nusspickel	66	Director
James S. Burns	60	Director
Frank Turner	63	Director, Chairman of the Board
Stephen B. Oresman	74	Director

Information on our executive officers is disclosed in Item 1 of our annual report filed on Form 10-K.

Class III Directors (Terms Expire in 2008)

BRIAN S. MOORE has been President, Chief Executive Officer and a director since our acquisition of Mettis (UK) Limited (“Mettis”) in June 2003. From April 1999 to June 2003, Mr. Moore served as the Chief Executive Officer of Mettis Group Limited, the parent company of Mettis. From April 1994 to March 1999, Mr. Moore held various positions with EIS Group plc, including Chairman of the Aircraft and Precision Engineering Division, and from 1987 to 1999, Mr. Moore served as Chief Executive Officer of AB Precision (Poole) Limited. Prior thereto, Mr. Moore served in various management positions at Vanderhoff plc, Land Rover Vehicles, Bass Brewing and Prudential Insurance, and as the Financial Director for a subsidiary of GEC Ltd. (UK). Mr. Moore has qualified as a Graduate Mechanical Engineer by the Institution of Mechanical Engineers (the qualifying body for mechanical engineers in the UK) and as an Accountant with the UK Chartered Institute of Management Accountants.

FRANCIS T. NUSSPICKEL has served as a director and member of the Board’s Audit Committees since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide Industry Head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and currently serves as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former President of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

Class II Directors (Term Expires in 2007)

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Stockholders. Mr. Burns currently serves as chairman of the Finance and Systems Committee. Mr. Burns has been President and Chief Executive Officer of EntreMed, Inc. since June 2004 and a director since September 2004. From 2001-2003, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000-2001, he served as a founder and Managing Director of

MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986-1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981-1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a Vice President and Partner at Booz Allen & Hamilton, Inc., an international consulting firm. Mr. Burns is Chairman of the Executive Committee of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Ciphergen Biosystems, Inc. He earned his BS and MS degrees in biological sciences from the University of Illinois and an MBA degree from DePaul University.

Class I Directors (Terms Expire in 2009)

FRANK TURNER has served as Chairman of the board since April, 2006. Mr. Turner has been a director since August 2003 and is chairman of the Board’s Compensation and Organizational Committee. Since July 19, 2005, Mr. Turner has served as a member of the Governance and Nominating Committee. Mr. Turner served as Chief Executive Officer of British Midland Aviation Services Limited from 1996 to 1999 as well as a Director of British Midland plc from 1997 to 1999. He served as Managing Director of Lucas Aerospace Limited as well as a Director of Lucas Industries plc from 1992 to 1995. Prior thereto, Mr. Turner spent 33 years at Rolls-Royce plc during which he was a Main Board Member responsible for its Commercial Engine Business from 1987 to 1991. Mr. Turner was formally the Chairman of the Mettis Group, Aero Inventory plc and SRTechnics Holding. Mr. Turner currently serves as Chairman of the Board of Potenza Enterprises Ltd., which provides corporate support through non-executive and advisory Board roles. He also serves as Chairman for Potenza Group and Potenza Sports Cars Ltd., as a Director for Aero Inventory plc, and as an advisor on the aerospace and aviation industry to 3i plc and Star Capital Partners. Over the past 18 years, Mr. Turner has sat on the Boards of Directors of 13 companies, including among others, Rolls-Royce Inc., Rolls-Royce plc, Allied Steel & Wire plc, Apollo Metals Ltd, Cooper Rolls Inc., International Aero Engines AG, Mott MacDonald Ltd, British Regional Airlines Ltd and Wagon plc. He received his BSc(hons) in mechanical and production engineering from the University of Salford in the United Kingdom and his business education from the International Executive Program at Columbia University USA.

STEPHEN B. ORESMAN has served as a director and member of the Board’s Audit and Compensation and Organizational Committee since the completion of our initial public offering in December 2004. Since July 19, 2005, Mr. Oresman has served as a member of the Governance and Nominating Committee. Since April 27, 2006, Mr. Oresman has served as a member of the Finance and Systems Committee. Since 1991, Mr. Oresman has served as President of Saltash, Ltd., a management consulting firm. From 1988 to 1991, he was a partner and Vice President of The Canaan Group consulting firm. Mr. Oresman’s early career included ten years in the manufacturing sector, including Bausch & Lomb, Inc. and Interlake Steel Corp. Subsequently, Mr. Oresman joined Booz Allen Hamilton, Inc., where he served various positions, including Managing Officer of the firm’s Eastern Region and Chairman of Booz Allen Hamilton International. Mr. Oresman later joined BBDO International as President of the firm’s independent marketing companies. While continuing his consulting practice, Mr. Oresman also served periods as Chief Executive Officer and then Chairman of the Board for Technology Solutions Company where he was a long time director. Mr. Oresman received his B.A. from Amherst College and his M.B.A. from the Harvard Business School.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934, as amended and other information received by us.

	Beneficial Ownership as of March 19, 2007(1)
Name	Current Beneficial Holdings	Shares Subject to Options(2)	Total	Percent Owned
Named Executive Officers
Brian S. Moore	35,000	178,481	213,481	*
Fred L. Hite	12,750	31,208	43,958	*
Andrew J. Miclot	58,732	6,517	65,249	*
D. Darin Martin	27,757	—	27,757	*
Richard J. Senior	5,200	—	5,200	*
Michael W. Curtis	11,405	—	11,405	*
Other Directors & Nominees
Frank Turner(3)	28,933	—	28,933	*
Francis T. Nusspickel(4)	6,367	—	6,367	*
Stephen B. Oresman(4)	6,367	—	6,367	*
James S. Burns	4,700	—	4,700	*
Directors & Executive Officers as a Group	197,211	216,206	413,417	1.2%
Former Directors
Manu Bettegowda(5)	—	—	—	—
James Conroy(5)	—	—	—	—
Robert Morris(5)	—	—	—	—
Former Directors as a Group	—	—	—	—

*                    Less than one percent; assumes the exercise of all vested options.

(1)          Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 19, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)          Currently exercisable or exercisable within 60 days.

(3)          Consists of 22,566 shares beneficially owned by Potenza Enterprises Ltd. Mr. Turner is the chairman of Potenza Enterprises Ltd. Also consists of restricted shares; 1,667 of which were issued in 2005; 1,000 issued in 2006 and 3,700 issued in 2007; all grants vest equally over three years.

(4)          Consists of restricted shares; 1,667 of which were issued in 2005; 1,000 issued in 2006 and 3,700 issued in 2007; all grants vest equally over three years.

(5)          Mr. Bettegowda, Mr. Conroy and Mr. Morris resigned from the Board of Directors effective March 7, 2006.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of our common stock of the only people known by us, to the best of our knowledge, as of March 19, 2007, to beneficially own more than 5% of our Common Stock based upon statements on Form 4 filed by such persons with the SEC.

Date	Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
February 13, 2007	American Century Companies, Inc.(1) 4500 Main Street, 9th Floor Kansas City, MO 64111	4,273,242	12.2%
January 16, 2007	HWP Capital Partners II, LP.(2) c/o Haas Wheat & Partners, L.P. 300 Crescent Court, Suite 1700 Dallas, TX 75201	2,962,875	8.4%
February 6, 2007	Wachovia Corporation(3) One Wachovia Center Charlotte, North Carolina 28288-0137	2,881,985	8.2%
February 13, 2007	Daruma Asset Management, Inc. 80 West 40th Street, 9th Floor New York, NY 10018	2,120,000	6.0%
February 14, 2007	Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	1,837,500	5.2%

(1)          American Century Companies, Inc.; American Century Investment Management, Inc.; and American Century Portfolios, Inc.

(2)          HWP Capital Partners II, L.P., a Delaware limited partnership (“HWPCP”); HWP II, L.P., a Delaware limited partnership (“HWP II” and the sole general partner of HWPCP); HWP II, LLC, a Delaware limited liability company (“HWP II LLC” and the sole general partner of HWP II); and Robert B. Haas (“MR. HAAS” and the managing member of HWP II LLC).

(3)          Wachovia Corporation relevant subsidiaries are Wachovia Securities, LLC (IA), Evergreen Investment Management Company (IA), J.L. Kaplan Associates, LLC (IA) and Wachovia Bank, N.A. (BK). Wachovia Securities, LLC, Evergreen Investment Management Company and J.L. Kaplan Associates, LLC are investment advisors for mutual funds and / or clients; the securities reported by these subsidiaries are beneficially owned by such mutual funds or clients. The other Wachovia entity listed holds the securities reported in a fiduciary capacity for its respective customers.

Executive Compensation

Compensation Discussion and Analysis:

Introduction and Objectives

The Compensation and Organizational Committee (Committee) assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. After the departure of James A. Conroy on March 7, 2006, the Compensation and Organizational Committee was composed of three independent non-executive directors, Frank Turner, Francis T. Nusspickel, and Stephen B. Oresman. Pursuant to NYSE phase-in rules, we had until July 19, 2006 to comply with the Sarbanes-Oxley Act and NYSE rules regarding independence.

The Committee met four times in 2006, each meeting included an executive session with only the non-management directors. The Committee also met on February 9, 2007 to finalize the 2006 bonuses and determine the 2007 base salary compensation amounts for the executive officers. All Committee members were present for the meeting.

Two members of management, Chief Executive Officer, Brian S. Moore, and Chief Financial Officer, Fred L. Hite, attended the non-executive portions of each meeting. The agenda for each meeting was determined by the Committee members prior to the meeting. The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that the Committee specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•       Financial reports;

•       Reports on levels of achievement of corporate performance objectives;

•       Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment agreements, severance agreements and change of control provisions;

•       Wealth accumulation summaries which show the executive officers’ total accumulated stock and option holdings;

•       Information regarding compensation at study groups of companies identified by our outside compensation consultant.

The Committee’s primarily responsibilities consist of:

•       Review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of the executive officers in light of these goals and objectives and determine and approve the compensation level of executive officers based on that evaluation.

•       Evaluate and establish the incentive components of the CEO’s compensation and related bonus awards, taking into account our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years.

•       Review and approve the design of the compensation and benefit plans which pertain to Directors, the Chief Executive Officer and other senior executive officers who report directly to the Chief Executive Officer, including oversight of Rule 162(m) plans.

•       Administer all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including stock options, restricted stock and deferred stock plans.

•       Approve the material terms of all employment, severance and change-of-control agreements for executive officers.

•       Recommend to the Board the compensation for Board members, such as retainer, committee Chairman fees, stock options and other similar items as appropriate, and pursuant to our Corporate Governance Guidelines.

•       Provide oversight regarding our retirement, welfare and other benefit plans, policies and arrangements on an as needed basis.

•       Prepare a compensation committee report on executive compensation to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

•       Review and discuss with management the Compensation Discussion and Analysis required by the SEC Regulation S-K, Item 401, and based on such review and discussion, recommend to the Board to include the Compensation Discussion and Analysis in the Annual Report on Form 10-K or in our Proxy Statement.

The Committees’ Charter reflects these responsibilities, and the Committee and the Board periodically review and revise the Charter. The Charter was last revised on October 27, 2006 to address the new responsibilities of the Compensation Committee under the revised proxy regulations. The full text of the Compensation and Organizational Committee Charter is available on our Web site at www.symmetrymedical.com.

Our executive management supports the Committee in its work by preliminarily determining compensation increases for executive officers, administering our retirement, welfare and other benefit plans and providing data to the Committee for analysis.

Our Committee has discretionary authority under its charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants and the consultants report directly to the Committee.

The use of outside compensation consultants allows the Committee to evaluate compensation data and plan design information from national surveys and other public companies, including companies we consider to be our peers. The Compensation Committee has utilized the services of Mercer Human Resources Consulting (“Mercer”), a compensation consulting company, to assist in our evaluation of both the executive and director compensation programs. Mercer has been engaged directly by the Compensation Committee and they report their findings directly to the Committee.

Most recently, the Committee engaged Mercer to complete a review of its compensation programs for key management executives in late 2005 and early 2007, and the non-executive directors in early 2006 by comparing compensation levels to competitive market pay data using both survey and competitive peer group data sources. Additionally, Mercer conducted a stock option dilution analysis of our Company and the peer group, by analyzing current stock option overhang rates, of each company and the three-year historical run-rates of each company. All of the decisions with respect to our executive compensation are made by the Compensation Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or Mercer.

Our Compensation Philosophy

The Compensation and Organizational Committee is in place to address matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to our retirement, welfare, and other benefit plans. The Committee, composed entirely of independent directors, is guided by three principal goals and objectives: (1) to allow us to attract and retain talent, our salaries should be in the range with the level of salaries paid to companies that are considered peers; (2) annual incentive bonuses should be directly related to our financial results produced during the year; and (3) long term compensation in the form of restricted shares and stock options should be directly linked to Company performance and enhancement of stockholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our stockholders with a competitive return on their investments, while at the same time producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success; promote a performance orientated environment that encourages Company and individual achievement; reward executive officers for long-term strategic management and the enhancement of stockholder value.

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to its long-term success. Symmetry Medical is headquartered in Warsaw, Indiana, which is frequently referred to as the “Orthopedics Capital of the World.” Because of the number of customers and competitors in the immediate Warsaw, Indiana area, it is important that our compensation program be competitive to allow us to continue to attract and retain key employees.

Annually, compensation is initially determined by the CEO for each executive (excluding the CEO), consisting of base salary, annual cash incentive bonus, and long-term incentive compensation, which is then provided to the Committee for review and approval. Any decision to materially increase compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue, profit and cash generation targets as well as specific management tasks. Decisions regarding the CEO’s compensation are made by the Committee in executive session and reflect the same considerations as used for the other named executive officers. The Committee then submits its decisions regarding compensation for the CEO to the other independent Directors of the Board for ratification. The compensation policy is consistent for each executive, with the exception of the annual incentive bonus, which is tailored to the executive’s specific area of the Company they can influence. For example, sales executives have a higher percentage of their bonus weighted on growth while finance executives may have more of their bonus weighting on the generation of cash. If performance objectives are not attained, annual incentive bonuses will not typically be paid. Refer to the table on page 17 for the specific metrics of compensation contingent on performance.

The Committee believes that the executive officers’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business segment and individual performance goals. The Committee also believes that a significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align management interests with those of stockholders. The total compensation package should enhance our ability to attract, retain and develop exceptionally knowledgeable and experienced executives as our successful operation and management depends in large part upon these individuals.

Our Compensation Programs

The total compensation program for our executive officers consists of the following elements:

•       Annual Salary

•       Annual incentive bonuses

•       Long-term incentive compensation

•       Perquisites and other personal benefits

It is our Committee’s intent that our salaries, annual incentive bonuses and long-term incentive award values be targeted at a level approaching the median of competitive market pay practices.

To establish total compensation for our executive officers, the Committee compares our executive officers’ compensation against comparative company pay practices and also considers recommendations from the Chief Executive Officer regarding those executives reporting directly to him. Our management team provides the Committee historical and prospective breakdowns of the total compensation components for each executive officer.

At the Committee’s meeting on February 9, 2007, the Committee finalized the 2006 annual incentive bonuses and determined the 2007 base salary compensation amounts for the named executive officers. At this meeting, the Committee reviewed wealth accumulation summaries and tally sheets for each named executive officer in determining appropriate compensation levels.

To ensure our compensation programs are at proper levels, the Committee compares our compensation practices and levels of pay to an industry peer group as well as broader market pay practices, with the assistance of Mercer, the Committee’s outside compensation consultant. Companies were selected based upon the following criteria:

•       Similar size with executive positions similar in breadth, complexity and scope of responsibility;

•       International operations;

•       Competitors for executive talent.

For 2006, the peer group consisted of the following nine companies:  Cantel Medical Corporation, Datascope Corporation, DJ Orthopedics Inc., Encore Medical Corporation, Greatbatch Inc., Integra Lifesciences Holdings, Kyphon Inc., Thoratec Corporation, and Wright Medical Group Inc. Mercer also incorporates data from broader, general industry compensation surveys for similarly-sized companies to develop a composite market perspective on competitive pay levels. The Committee also utilized Mercer to again review the compensation of its named executive officers in early 2007, utilizing the same criteria as described above. The results of this analysis were discussed at the Committee’s February 9, 2007 meeting and were used to assist in determining the 2006 bonus and 2007 base compensation amounts for our executives.

In addition to the market-based data, the Committee ensures compensation is aligned with our values, objectives and financial performance, as described above.

Our compensation focuses heavily upon cash compensation. We utilize various non-cash compensation programs, specifically performance based restricted stock and stock options, within our compensation philosophy. Based upon the external consultant analysis of competitive pay practices, our base salary compensation appears to be generally lower than most of our peers and our long-term incentive compensation is considerably less than our peers. The Committee is working to ensure that over time our compensation becomes more consistent with the industry peer group. In general, the Committee believes total compensation should be between the 25-50th percentile of our peer group. This range was chosen to reflect our current compensation, which is in the lower half of the 25-50th percentile, as well as the range in which the Committee believes will bring us in line with our industry peer group, thus allowing us to attract and retain talent. Given the base salary increases for 2007, the Committee increased the total estimated compensation for Brian S. Moore and Fred L. Hite to 68% of the median compensation of the Company’s peer group. This is calculated by combining base salary, expected bonus at budget plus an estimated value of a possible grant of performance based restricted stock to get a total estimated compensation. Based on the recommended actions, both the CEO and the CFO would be at approximately 68% of the median total compensation of our peer group. In 2006, our long-term incentives were in the form of restricted stock and not stock options.

The Committee reviews its current compensation programs annually in conjunction with its determination of the compensation for the coming year. The effectiveness of the compensation programs are reviewed based upon the closure of the gap with our peers.

Annual Salary

Our 2006 base salaries of our executive officers are shown in the “Salary” column of the Summary Compensation Table on page 21 of our proxy statement. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

Base compensation is targeted at about the median of compensation paid to executives with similar levels of experience in order to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid higher or lower than this target pay positioning at the discretion of the Committee. The base salaries of our executive officers were established by the Committee and approved by the Board of Directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent.

As discussed above, our base salary compensation appears to be generally lower than competitive market pay data based upon the analysis of Mercer. The Committee has utilized this information, as well as suggestions from management, in determining annual salary increases.

Annual Incentive Cash Bonuses

The objective of the annual incentive cash bonus plan is to provide executives with a competitive total cash compensation opportunity relative to market practices while aligning rewards with short-term financial and individual performance results which the Committee believes will help achieve our goals of providing our stockholders with a competitive return on their investments over the long term.

Annual incentive awards are determined as a percentage of each executive officer’s base salary. Each Named Executive Officer could earn up to the following percentages of their base salary in 2006:

	Performance is between 15% below plan budget and plan budget				Bonus for achievement	Performance is between plan budget and 10% above plan budget
Name and Position	Sales	Net Operating Income	Cash	Total	of tasks specified by Board	Sales	Net Operating Income	Cash	Total	Maximum Possible Bonus
Brian S. Moore,	—	50%		50%	20%	—	30%	—	30%	100%
President and Chief
Executive Officer
Andrew J. Miclot,	10%	30%	5%	45%	5%	—	25%	5%	30%	80%
Senior Vice President,
Marketing, Sales and
Business Dev., Investor
Relations
Fred L. Hite,	—	35%	10%	45%	5%	—	20%	10%	30%	80%
Senior Vice President,
Chief Financial Officer and
Secretary
D. Darin Martin,	—	40%	—	40%	10%	—	30%	—	30%	80%
Senior Vice President,
Quality Assurance/
Regulatory Affairs,
Compliance Officer
Richard J. Senior,	—	15%	10%	25%	5%	—	10%	10%	20%	50%
Senior Vice President and
General Manager, Europe
Michael W. Curtis,	—	20%	5%	25%	5%	—	15%	5%	20%	50%
Senior Vice President and
General Manager, Medical
Products

The Committee establishes the performance measures and other terms and conditions of awards for executive officers and has the authority to cancel or award an additional bonus amount at its discretion. The bonus plan is based on performance against the Board approved budget and uses Sales, Net Income and Operating Cash as the primary metrics. While the plan budget was not met for 2006, the Committee awarded discretionary task-related bonuses to Brian S. Moore based on his strong contribution and the strategic steps taken to improve our Company. Discretionary task-related bonuses were also granted to Fred L. Hite and Michael W. Curtis based on their contributions and extra efforts during the 2006 fiscal year. Finally, a special recognition bonus of $36,800 was awarded to Richard J. Senior for his efforts relating to an expansion of the Company’s UK facility. The bonus amount was determined at the discretion of the Committee.

Long-Term Incentive Compensation

The Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success. As such, the Committee has implemented, with board and stockholder approval, two equity-based plans: the 2004 Equity Incentive Plan, covering our United States employees, and the Symmetry Medical Inc. UK Share Incentive Plan 2006, covering our United Kingdom employees.

Our 2004 Equity Incentive Plan (“US Plan”) provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of stockholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain capable directors and executive personnel. We have recently awarded more performance based restricted stock than stock options to minimize the financial impact given the expensing of stock options which started January 1, 2006.

During 2006, award grants were determined by the Committee as a result of recommendations by the CEO based upon performance reviews.

Any performance based restricted stock or stock options awarded are treated as ordinary income to the employee, who is responsible for the payment of any associated taxes upon vesting for restricted stock or exercise for options.

Our UK Share Incentive Plan 2006 (“UK Plan”) allows us to award eligible United Kingdom participants restricted stock based on certain performance allowances determined by the Board of Directors. The Plan also allows for the award of “matching shares” upon the purchase of Company stock.

The 2006 Plan is independently administered by Computershare Investor Services plc (“Computershare”) in the UK. Participants’ contributions are made out of pre tax income which results in the participants receiving a Tax and National Insurance benefit. The maximum number of shares that may be issued under the UK Plan is 300,000.

The UK Plan was approved by our stockholders at the 2006 Annual Meeting of Stockholders. At that time, we understood that all necessary approvals had been obtained from the UK tax authorities to allow the 2006 Plan to be classified as an HM Revenue and Customs Approved Share Incentive Plan under the terms of the Income Tax (Earnings and Pensions) Act 2003. Recently a minor amendment to the UK Plan was required for the above-referenced approvals to be obtained. Our board approved such amendment on March 12, 2007. Currently, 1850 shares have been purchased under the UK Plan. We will be required to reverse these transactions and issue new shares upon receiving the formal approval.

(a)   Stock Options

Stock options that have been granted are performance based stock options which vest in equal installments over four years if the budgeted EBITDA is achieved on a cumulative basis. At the time the grants were made, the timing of the grants and vesting period were determined based upon the results of the Mercer report to allow our compensation program to become more consistent with competitive market practices. Award levels were determined based upon market data and vary among executives based upon their position.

The Committee has granted to five of the six named executive officers and other non-executive employees such amounts as are set forth in the Summary Compensation Table at page 21 of the Proxy Statement.

(b)   Performance Based Restricted Shares

The Mercer report indicated that our long term incentive compensation lags behind competitive market practices. Using the report as one of the factors the Committee considered making compensation decisions in 2006, the Board authorized us to grant 125,000 performance based restricted shares to certain employees. These restricted shares were granted on July 31, 2006 and are subject to a three year cliff vesting schedule based on achieving operating income on a cumulative basis.

Employment Agreements.   We have employment agreements with Brian S. Moore, Fred L. Hite and Richard J. Senior.

In June 2003, we entered into an employment agreement with Brian S. Moore to serve as its President and Chief Executive Officer and a member of the Board of Directors until June 11, 2006, subject to a one year automatic renewal. Mr. Moore’s current annual salary is $375,000, subject to annual review and potential increase by Board. In addition, Mr. Moore is eligible to receive an annual cash bonus, based upon the satisfaction of certain performance criteria in accordance with terms of our 2004 Equity Incentive Plan. The Board of Directors, in accordance with the agreement, recently increased his bonus to a potential 100% of his annual salary. If Mr. Moore’s employment is terminated by us without “cause”, defined as “(i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty, misappropriation or fraud that adversely affects us or any of our Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing us or any of our Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of our Company or any of our Subsidiaries to the material disadvantage or detriment of us and our Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct that adversely affects us or any of our Subsidiaries or (vi) any other material breach of this Agreement that is not cured by Mr. Moore within 30 days of written notification of any such material breach,” or by Mr. Moore for “good reason”, defined as “ (i) any change in responsibilities, status, title or duties which represents a material reduction in his responsibilities, status, title or duties as in effect immediately prior thereto (which shall not include the hiring of subordinates to fill some of such duties or responsibilities) that is not cured by us within 30 days after Mr. Moore notifies the Board in writing of any such material reduction, or (ii) any material failure by us to comply with any of the material provisions of this Agreement that is not cured by us within 30 days after Mr. Moore provides written notification to the Board of any such material failure,” during the employment term, then Mr. Moore will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his maximum performance bonus for the year in which such termination occurs (currently 100% of his base salary). Mr. Moore has agreed not to compete with the Company during the term of his employment and for twenty-four months following termination.

In June 2003, we entered into an employment agreement with Richard J. Senior to serve as the Managing Director of Thornton Precision Components Ltd. for a continuous period, subject to twelve months prior notice of termination. Pursuant to his contract, Mr. Senior also serves as the Senior Vice President and General Manager, Europe of Symmetry Medical Inc. If Mr. Senior’s employment is terminated by us with less than twelve months prior notice, Mr. Senior is entitled to receive a payment equal to his base salary and benefits for twelve months, or the unexpired portion of the notice period, if less. Mr. Senior’s current salary is $236,250 per year, subject to annual review in January of each year. In addition, Mr. Senior is eligible to receive an annual cash bonus of up to 50% of his base salary, which amount will be determined by the Board. Mr. Senior has agreed not to compete with the Company during the term of his employment and for 6 months following termination.

In January 2004, we signed an offer letter with Fred L. Hite outlining the terms of employment for Mr. Hite as the Chief Financial Officer commencing on March 1, 2004. Mr. Hite’s current annual salary is $220,000, subject to annual review. In addition, Mr. Hite will receive an annual bonus, based upon the achievement of budget, of up to 80% of his annual salary. If Mr. Hite’s employment terminates in the event of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of any bonuses paid within the past twelve months.

In general, the remaining named executive officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation Committee in its discretion.

We also include a change of control provision within our Performance Based Restricted Stock Agreement that states all restricted stock vest upon change of control in accordance with the 2004 Equity Incentive Plan. According to the 2004 Equity Incentive Plan, if there is a Change in Control and a participant’s employment or service as a director, officer, or employee of our Company or of a Subsidiary is terminated (1) by us without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control, any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, becomes immediately vested and exercisable, and remain so for up to 180 days after the date of termination. Also, with respect to any outstanding performance awards, the Committee may, within its discretion, deem the performance goals and other conditions as having been met as of the date of the Change in Control.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other benefits that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other benefits provided to named executive officers.

Certain named executive officers are provided use of company automobiles, country club memberships and a match of their 401k contributions, as described in more detail in the Summary Compensation Table.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1.0 million paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers. This provision excludes certain forms of “performance-based compensation,” including stock options, from the compensation taken into account for purposes of that limit. The Compensation and Organizational Committee believes that our 2004 Executive Incentive Plan is “performance-based” within the meaning of that restriction. Nonetheless, the Compensation and Organizational Committee believes that, although it is desirable for executive compensation to be fully tax deductible whenever in the Committee’s judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Compensation and Organizational Committee will from time to time continue to assess the impact of Section 162(m) of the Code on its compensation practices and will determine what further action, if any, may be appropriate in the future.

Summary

It is the opinion of the Compensation and Organizational Committee that the executive compensation policies and programs in effect for our executive officers and directors provide an appropriate level of total compensation that properly aligns the Company’s performance and interests of our stockholders with competitive executive compensation in a balanced and reasonable manner.

Summary Compensation Table

The following table sets forth certain information with respect to the salaries, bonuses and other compensation we paid for services rendered in 2006 for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers. The amounts shown include compensation for services rendered in all capacities.

Name	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Brian S Moore President and Chief Executive Officer	2006	$375,000	$50,000	$117,746	—	—	$15,665	$558,411
Fred L. Hite Senior Vice President and Chief Financial Officer	2006	$220,000	$30,000	$36,075	—	—	$16,956	$303,031
Andrew J. Miclot Senior Vice President, Marketing, Sales, Business Development and Investor Relations Officer	2006	$235,000	$—	$36,075	—	—	$16,980	$288,055
D. Darin Martin Senior Vice President, Quality Assurance/ Regulatory Affairs and Compliance Officer	2006	$160,000	$—	$21,344	—	—	$14,292	$195,636
Richard J. Senior Senior Vice President and general Manager, Europe	2006	$246,867	$36,800	$20,050	—	—	$20,256	$323,974
Michael W. Curtis(6) Vice President and General Manager, Medical Products	2006	$180,000	$20,000	$29,411	—	—	$4,553	$233,964

(1)                The salary amounts relate to cash only wages received on a regular basis.

(2)                The bonus amounts relate to a one-time cash payment received in addition to salary.

(3)                The stock award amounts relate to restricted stock granted in May 2005 and July 2006. These dollar amounts reflect what was expensed during 2006.

(4)                Non-equity incentive plan thresholds were not met in 2006.

(5)                The other compensation amounts relate to perquisites. The perquisites provided to senior management in 2006 include the following:

•         Company Car—For total compensation purposes, for named executive officers, the incremental cost of personal use of a Company car has been valued at the cost of the annual lease and fuel, estimated at $12,665 for Brian S. Moore, $13,956 for Fred L. Hite, $13,200 Andrew J. Miclot and $10,512 for D. Darin Martin, and $20,256 for Richard J. Senior.

•         401k Match—We provide a discretionary match of the each employee’s contribution to its 401k retirement account to a maximum of $3,000. We contributed $3,000 for Brian S. Moore, Fred L. Hite, Andrew J. Miclot, D. Darin Martin and Michael W. Curtis in 2006.

(6)                Michael W. Curtis was appointed Senior Vice President and General Manager, Medical Products on March 12, 2007. As a result, we have included him as a named executive officer.

The following table sets forth certain information with respect to each grant of an award made to our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers in 2006.

Grants of Plan-Based Award

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards; Number of Shares of Stock	All Other Stock Awards; Number of Securities Underlying	Exercise or Base Price of Option
Name	Date(1)	Threshold	Target	Maximum	Target	or Units	Options	Awards
Brian S. Moore	7/31/2006				25,000
Fred L. Hite	7/31/2006				10,000
Andrew J. Miclot	7/31/2006				10,000
D. Darin Martin	7/31/2006				5,000
Richard J. Senior	7/31/2006				3,500
Michael W. Curtis	7/31/2006				8,000

(1)                This date represents the date the restricted shares were granted.

(2)                These amounts represent the total shares issued on the given grant date. All shares will vest on 12/31/08 if cumulative operating performance metrics for the Company are met.

The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers in 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(3)	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Brian S. Moore	178,481	—	—	$3.0424	7/29/2013	35,000	$560,750
Fred L. Hite	31,208	18,102	—	$4.8300	3/1/2014	12,000	$184,800
Andrew J. Miclot	6,517	—	—	$3.0424	7/29/2013	12,000	$184,800
D. Darin Martin	—	—	—			6,600	$104,250
Richard J. Senior	56,895	—	—	$3.0424	7/29/2013	5,200	$84,702
Michael W. Curtis	6,336	—		$3.0424	7/29/2013	9,700	$150,087

(1)                Shares represent the remaining, unexercised options that were granted in 2003 and 2004.

(2)                Shares represent the unvested options granted in 2004. Of the amount originally granted, 25% may vest in December 2007 if certain net income targets are met.

(3)                Amount represents the option price of the given grant.

(4)                This date represents the expiration date of the grant, which is 10 years from the initial grant date.

(5)                Shares represent the unvested restricted stock granted in 2005 and 2006.

(6)                Amount represents the restricted stock shares valued at the grant price.

The following table sets forth certain information with respect to the exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2006 for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Brian S. Moore	65,000	$1,228,679	79,621	$1,101,158
Fred L. Hite	5,000	$89,682	18,102	$250,351
Andrew J. Miclot	6,517	$125,606	6,517	$90,130
D. Darin Martin	—	—	—	—
Richard J. Senior	—	—	22,628	$312,945
Michael W. Curtis	8,545	$162,078	6,336	$87,627

Pensions Benefit

Our named executive officers do not receive any pension benefits and as such we have excluded the Pensions Benefit Table.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Brian S. Moore	—	—	—	—	—
Fred L. Hite	—	—	—	—	—
Andrew J. Miclot	—	—	—	—	—
D. Darin Martin	—	—	—	—	—
Richard J. Senior	—	—	—	—	—
Michael W. Curtis	—	—	—	—	—

•       In fiscal year 2006, we did not enter into any agreements requiring nonqualified deferred compensation. We do have employment agreements with Brian S. Moore, Fred L. Hite and Richard J. Senior, as noted above, which include potential future compensation upon termination. According to the terms of the employment agreements, we are required to compensate the executives for a certain period following their termination if specific criteria are met, as noted below:

•        Brian S. Moore—If Mr. Moore’s employment is terminated by us without “cause”, or by Mr. Moore for “good reason” (which shall not including hiring of subordinates to fill some of such duties or responsibilities that is not cured by us within 30 days after Executive notifies the Board in writing of any such material reduction, or (ii) any material failure by the Company to comply with any of the material provisions of his Agreement that is not cured by us within 30 days after Executive notifies the Board in writing of any such material failure) during the employment term, then Mr. Moore will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his performance bonus (maximum of 100% of his annual salary) for the year in which such termination occurs. Based upon his current annual salary, the maximum payment is estimated at $750,000.

•        Fred L. Hite—If Mr. Hite’s employment terminates in the event of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of twelve months bonus. Based upon his current annual salary, the maximum payment is estimated at $396,000.

•        Richard J. Senior—If Mr. Senior’s employment is terminated by us with less than twelve months prior notice, Mr. Senior is entitled to receive a payment equal to his base salary and benefits for twelve months, or the unexpired portion of the notice period, if less. Based upon his current annual salary, the maximum payment is estimated at $236,250 plus benefits.

Potential Payments upon Termination or Change of Control

Under certain types of terminations of employment (other than a termination following a change of control of the Company), severance benefits may be paid to the named executive officers. The severance benefits available only relate to executives with employment agreements, Brian S. Moore, Fred L. Hite, and Richard J. Senior, as described in more detail above. The other named executive officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation Committee in its discretion.

We also include a change of control provision within its Performance Based Restricted Stock Agreements that states all executive officers would vest in accordance with the stock agreement. At the time of termination or a change of control, all vested stock options or performance based restricted stock are retained by the executive, and any unvested options or shares would be forfeited. The employment agreements described on page 18, do not include change of control provisions.

Other Awards

We do not regularly provide additional awards, such as retention, sign-on or special recognition bonuses. During 2006, the Company did award a special recognition bonus of $36,800 to Richard J. Senior for his efforts relating to an expansion of our Company’s UK facility. Additionally, discretionary task-related awards were given to Brian S. Moore, Fred L. Hite and Michael W. Curtis.

Director Compensation

The following table sets forth certain information with respect to compensation of our directors for services rendered in 2006.

	Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Brian S. Moore
Frank Turner	$61,458	$14,665	—	—	—	—	$76,123
Francis T. Nusspickel	$47,083	$14,665	—	—	—	—	$61,748
Stephen B. Oresman	$31,250	$14,665	—	—	—	—	$45,915
James S. Burns	$23,958	$4,085	—	—	—	—	$28,043
Manu Bettegowda	$4,520						$4,520
James Conroy	$4,520						$4,520
Robert Morris	$4,520						$4,520

(1)             Stock awards include restricted shares that vest ratably over a three year period.

Director Compensation.   In fiscal year 2006 all non-employee directors who are not or were not otherwise affiliated with our Company received an annual cash payment of $25,000. The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the other three committees received $5,000 additional cash compensation. Members of the Audit Committee each received additional $5,000 cash compensation while the members of the three remaining committees received additional $2,500 cash compensation. All directors were reimbursed for their out-of-pocket expenses incurred in connection with such services.

On February 15, 2006, upon recommendation from the Compensation and Organizational Committee, the Board approved a grant of 1,000 shares of restricted common stock to each of our non-employee directors pursuant to our Amended and Restated 2004 Equity Incentive Plan and Restricted Stock Agreements with each non-employee director. The stock will vest ratably over a three-year period, beginning on December 31, 2006. On February 9, 2007, upon recommendation from the Compensation and Organizational Committee, the Board approved a grant of 3,700 shares of restricted stock to each of our non-employee directors also pursuant to our Amended and Restated 2004 Equity Incentive Plan and Restricted Stock Agreements with each non-employee Director. The stock will vest ratably over a three-year period, beginning on December 31, 2007. In making this grant determination, the Committee reviewed industry information including a director compensation study completed by Mercer which indicated that this increase in restricted shares would align the total compensation for directors to approximately 68% of the median of our Company’s peer group.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Organizational Committee are Frank Turner, Francis T. Nusspickel and Stephen B. Oresman. The Board of Directors has determined that each of the members are independent directors as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards, outside directors as such term in defined with respect to Section 162(m) of the Internal Revenue Code and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the members has had a relationship requiring disclosure under SEC regulations, Item 404.

None of our Committee members currently serve or have ever served as an officer of Symmetry Medical Inc.

During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee, on the one hand, and the executive officers and the Compensation and Organizational Committee of any other companies, on the other hand, nor has any such interlocking relationship existed in the past.

Report of the Compensation and Organizational Committee
on Executive Compensation

The following is the report of the Compensation and Organizational Committee of the Board of Directors with respect to our executive compensation.

The Compensation Committee has reviewed all components of compensation for our Chief Executive Officer, the Chief Financial Officer and our four named executive officers, including salary, bonus, equity and long-term incentive compensation, restricted stock, the dollar value to the executive and the cost to us for of all perquisites and other personal benefits, the actual projected payout obligations under our severance and change-in-control scenarios.

Furthermore, the committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and based on this review and discussion, the Compensation

Committee recommended to the board of directors that the Compensation Discussion and Analysis be included herein.

The Compensation and Organizational Committee:
FRANK TURNER, Chairman
STEPHEN B. ORESMAN, Member
FRANCIS T. NUSSPICKEL, Member

Related Party Transactions

It is our policy not to enter into any Related Party Transactions unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in our best interest and in the best interest of our stockholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of its subsidiaries) were, are or will be a participant and in which any Related Party has, had or will have a direct or indirect material interest.

The board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of this Policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all related party transactions. All transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a related party transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the related party transaction is in the best interests of our Company and our stockholders.

Related-Party Transactions

During the years ended December 30, 2006 and December 31, 2005, we purchased contract manufacturing services totaling $1.5 million and $1.1 million, respectively, from ADS Precision Limited (ADS), a company controlled by a relative of Mr. Richard J. Senior, a Senior Vice President and General Manager of our European Operations. We maintain an ongoing relationship with this vendor and believe all transactions have been executed on an arms length basis. We had no payables to ADS as of December 30, 2006 and $0.2 million of payables as of December 31, 2005.

Audit and Non-Audit Fees

Audit and Non-Audit Fees.   The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 30, 2006 and December 31, 2005.

	2005	2006
Audit Fees	$887	$881
Audit-Related Fees	504	—
Tax Fees	343	263
All Other Fees	—	—
	$1,734	$1,144

Audit Fees:   Consists of fees billed for professional services rendered for the audit of Symmetry Medical Inc.’s consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees:   are principally related to Sarbanes Oxley 404 services.

Tax Fees:   are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.   Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

1.                Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

2.                Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

3.                Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

Report of the Audit Committee

As further discussed below, the Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditors. The independent auditors report directly to the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements set forth by the SEC and the NYSE, and that Francis T. Nusspickel, Stephen B. Oresman and James S. Burns each qualify as audit committee financial experts (as defined by the SEC).

The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, the Company’s firm of independent auditors, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditors and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”, (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Ernst & Young LLP are compatible with maintaining their independence. The Audit Committee also reviewed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standard No. 61, as amended, “Communications with Audit Committees”.

The Audit Committee discussed with management and its independent public auditors  our annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s

Form 10-K and 10-Q filings, as well as the Company’s earnings press releases and information related thereto.

During fiscal year 2006, the Audit Committee held eleven meetings, four of which were in person. During three such in person meetings, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principle generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Ernst & Young LLP and the Audit Committee’s review of the representations of the Company’s management and the report of the report of the independent public accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 when filed with the SEC. The Audit Committee also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year 2007.

This report is submitted by the Audit Committee.

The Audit Committee:
FRANCES T. NUSSPICKEL, Chairman
STEPHEN B. ORESMAN, Member
JAMES S. BURNS, Member

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might “incorporate by reference” future or previous filings, including this proxy statement, in whole or in part, the previous “Report of the Compensation and Organizational Committee on Executive Compensation,” and Report of the Audit Committee” shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

This proxy statement also includes references to our or the SEC’s Web site addresses. These Web site addresses are intended to provide inactive, textual references only. The information on these Web sites is not part of this proxy statement.

Code of Business Conduct and Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics that applies to our senior executive officers and to all employees and directors and is available on our Web site www.symmetrymedical.com under the heading “Investors” then “Corporate Governance” or by writing to: Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary at Symmetry Medical Inc., 220 West Market Street, Warsaw, IN 46580 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the codes by posting such information on our Web site, unless a Form 8-K is otherwise required by applicable SEC or NYSE rules.

Proposal No. 1
Election of Directors

We have three classes of directors and each class is to be as equal as possible in number. One class is to be elected at each Annual Meeting of Stockholders. Currently, there are two Class I directorships, one Class II directorship and two Class III directorships. Consistent with the amended and restated bylaws, the Board of Directors has the discretion to reduce the number of directors by a 2/3 affirmative vote. The Board of Directors on October 27, 2006 made the decision to reduce the number of director positions from seven to five.

At the 2007 Annual Meeting, the terms of the Class II Director will expire. Our stockholders are being asked to vote to elect one director to Class II to serve for a three year term expiring in 2010.

The nominees for director have consented to serve, if elected, and we have no reason to believe that the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. The one nominee for Class II Directors receiving the greatest number of votes will be elected as Directors.

We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any of the nominees, we will vote your shares FOR that other person.

If you wish your shares voted for some but not all of the nominees, or if you wish to withhold your vote from some but not all of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board of Directors has nominated, upon recommendations from the Governance and Nominating Committee, the person named below for election as a Class II Director. Following is the age, principal occupation during the past five years, and certain other information of each nominee.

Director Nominee—Class II

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since our 2006 Annual Meeting of Stockholders. Mr. Burns currently serves as chairman of the Finance and Systems Committee. Mr. Burns has been President and Chief Executive Officer of EntreMed, Inc. since June 2004 and a director since September 2004. From 2001-2003, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000-2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986-1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981-1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a Vice President and Partner at Booz Allen & Hamilton, Inc., an international consulting firm. Mr. Burns is Chairman of the Executive Committee of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Ciphergen Biosystems, Inc. He earned his BS and MS degrees in biological sciences from the University of Illinois and an MBA degree from DePaul University.

The Board of Directors recommends a vote FOR the proposed election of the
Class II Director nominee described in this proxy statement.

Proposal No. 2
Ratification of the Appointment of Independent Auditors

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year 2007, and, although not legally required but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the auditors’ appointment for 2008.

Ernst & Young, LLP conducted our annual audit for 2006, and we believe that representatives of Ernst & Young, LLP will be present at the meeting, will make themselves available at the meeting to respond to appropriate questions from stockholders, and, if the representatives desire, will have an opportunity to make a statement.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for 2007.

Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ FRANK TURNER
Chairman of the Board
March 20, 2007

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Symmetry Medical Inc.

Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS — MAY 3, 2007 — 9:00 a.m. EDT

Sheraton Lansing Hotel

925 South Creyts Road, Lansing, Michigan

The undersigned, revoking all prior proxies, hereby appoints Francis T. Nusspickel and Brian S. Moore or either of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Symmetry Medical Inc. held of record by the undersigned on March 19, 2007, at the Annual Meeting of Shareholders to be held on May 3, 2007, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any amendments or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If no direction is given, this proxy will be voted FOR all proposals.

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.
1. Election of Directors:	For	Withhold

01 - James S. Burns Class II Director

	For	Against	Abstain

2. Ratification of appointment of Ernst & Young LLP as independent auditors.

Non-Voting Items
Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.